EXHIBIT 10.2

AMENDED AND RESTATED ASSET PURCHASE AND LICENSE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) dated as of the last date provided on the signature page (the “Restatement Date”), is entered into between IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, and SURFACE Pharmaceuticals, Inc., a Delaware corporation (“Surface”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130.

WHEREAS, the parties entered into the Asset Purchase and License Agreement (the “Original Agreement”) effective September 28, 2017 (the “Effective Date”); and

WHEREAS, the parties now desire to amend the Original Agreement in certain respects and for convenience to restate the Original Agreement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Original Agreement, and otherwise agree, as follows effective as of the Effective Date:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, neither Imprimis nor Surface shall be Affiliates of the other or the other’s Affiliates.

1.2 “Assets” shall mean, collectively, (a) all Technology as of the Effective Date, (b) the Assigned Patent Rights, (c) the Assigned Know-How Rights, and (d) all compositions, formulations, samples, data and information in Imprimis’ control as of the Effective Date regarding the Technology.

1.3 “Assigned Know-How Rights” shall mean all trade secret and other know-how rights specific to the Technology owned by Imprimis as of the Effective Date.

1.4 “Assigned Patent Rights” shall mean, collectively, (a) all patent applications (including provisional patent applications) listed on Schedule A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention), together with all reissues, renewals, extensions or additions thereof and thereto; and (c) all foreign counterparts with or to any of the foregoing.

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1.5 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Imprimis’ Confidential Information includes, without limitation, embodiments of the Licensed Know-How Rights. Surface’s Confidential Information includes, without limitation, the Assets. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party. For clarity, the Assets shall be the Confidential Information of Surface notwithstanding the fact that such information originated with Imprimis and notwithstanding exception (a) above.

1.6 “Control” and its correlative terms, “Controlled” or “Controls” shall mean, with respect to any patent, patent application, item of know-how or other intellectual property, that a party owns or has a license or sublicense to such item or right, and has the ability to grant the access, license or sublicense contemplated by this Agreement in or to such item or right without violating the terms of any agreement or other arrangement with any Third Party.

1.7 “FDA” shall mean the Food and Drug Administration of the United States, or any successor thereto.

1.8 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority.

1.9 “Imprimis Field” shall mean drug products compounded or manufactured in compounding pharmacies or outsourcing facilities as defined and outlined in the Federal Food, Drug & Cosmetic Act (21 U.S.C §353a and 21 U.S.C. §353b).

1.10 “IND” shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials and any successor form thereto and/or its equivalent in other jurisdictions.

1.11 “Licensed Know-How Rights” shall mean all trade secret or other know-how rights Controlled by Imprimis as of the Effective Date regarding the Technology, but excluding the Assigned Know-How Rights and Assigned Patent Rights.

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1.12 “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Schedule B, (b) all worldwide patents and patent applications that claim or cover the Product, or derivatives, enhancements, improvements and other modifications thereof, or methods of manufacture or uses of any of the foregoing, that share common priority date with the patents and patent applications listed on Schedule B, in each case, which Imprimis heretofore or hereafter Controls, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, (d) all patents that have issued or in the future issue from any of the foregoing described patent applications, including utility model, and (e) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations, additions and renewals of or to any of the foregoing described patents.

1.13 “Licensee” shall mean a Third Party to whom Surface or its Affiliate has granted a (sub)license, immunity or other right under the Assigned Patent Rights or Licensed Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.14 “Lindstrom License Agreement” shall mean that certain Amended and Restated License Agreement between Richard L. Lindstrom, M.D. (“Lindstrom”) and Imprimis, of approximately even date herewith.

1.15 “Net Licensing Revenues” shall mean, with respect to any Product, the aggregate cash payment (or equity received in lieu of cash payments) received by Surface or its Affiliates as consideration for the grant by Surface or its Affiliates to a Licensee of a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize such Product, excluding: (a) amounts calculated on the sales price of such Product, (b) debt financing; (c) equity investments (and conditional equity, such as warrants, convertible debt) in Surface at market value; (d) reimbursements of patent prosecution costs and patent maintenance expenses; (e) withholding taxes and other amounts actually withheld from or deducted against the amounts paid to such party; (f) amounts received from Licensee for commercial manufacturing of goods if sales of such goods are already subject to an earned royalty; and (g) amounts received as payment or reimbursement for research, development and/or other services conducted by or for Licensee, including costs of materials, equipment, manufacturing services or clinical testing, e.g., provided on the basis of full-time equivalent efforts of personnel at or below commercially reasonable and standard FTE rates and/or the reimbursement of out-of-pocket expenses.

1.16 “Net Receipts” shall mean, with respect to any Product, the aggregate of the Net Sales thereof and Net Licensing Revenues therefrom.

1.17 “Net Sales” shall mean, with respect to any Product, the gross sales price for such Product invoiced by Surface, or its Affiliates or its or their respective Licensees to Third Parties, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product to the extent separately invoiced and included in the gross sales price; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes for such Product to the extent separately invoiced and included in the gross sales price; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to the extent separately invoiced and included in the gross sales price; and (f) an allowance for uncollectible or bad debts for such Product determined in accordance with generally accepted accounting principles not to exceed three percent (3%) of Net Sales of such Product for the applicable quarterly reporting period before giving effect to this subsection (f). For clarity, the amounts received for the transfer of Product by Surface to and among its Affiliates and Licensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party (that is not a Licensee) shall be included within the computation of Net Sales.

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Disposal of Product for or use in clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies or testing, shall not result in any Net Sales under this Section to the extent the amounts received for such Product do not exceed manufacturing cost.

If any Product is sold as part of a combination product (being a product containing both a Product and one or more active ingredients or a product in which both Product and one or more active ingredients are packaged), the Net Sales from the combination product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product (as defined in the standard Net Sales definition), during the applicable royalty period, by the fraction, A/(A+B), where A is the average per unit sale price of Product when sold separately as a stand-alone product in finished form in the country in which the combination product is sold and B is the average per unit sale of the other active ingredients contained in the combination product when sold separately as stand-alone products in finished form in the country in which the combination product is sold, in each case during the applicable royalty reporting period or, if sales of stand-alone Product did not occur in such period, then in the most recent royalty reporting period in which arms-length fair market sales of such Products, as applicable, occurred. If such average sale price cannot be determined for the stand-alone Products or the other products, Net Sales for the purposes of determining royalty payments shall be mutually agreed upon by the Parties based on the relative value contributed by each component.

1.18 “Patent Issuance” shall mean issuance of a patent from, claiming priority to, or claiming common priority with, a patent application listed on Schedule A, or any foreign counterpart of the foregoing.

1.19 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.20 “Product” shall mean any product, in a topical eyedrop formulation, that if made, used, offered for sale, sold or imported would infringe a Valid Claim within the Assigned Patent Rights (if such Valid Claim were in an issued patent and not owned by Surface).

1.21 “Product Supported Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed anywhere in the world claiming inventions made within five (5) years after the Effective Date by Surface or Imprimis; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; in each case that use or are supported by data and information derived from the development, manufacture or use of a Product by either party in their respective fields; provided, however, that Product Supported Patent Rights shall exclude the Assigned Patent Rights.

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1.22 “Regulatory Exclusivity” shall mean, with respect to any country or other jurisdiction, an additional market protection, other than patent protection, granted by a regulatory authority in such country or other jurisdiction which confers an exclusive commercialization period during which Surface or its Affiliates or Licensees have an exclusive right to market and sell a Product in such country or other jurisdiction through a regulatory exclusivity right (including regulatory data exclusivity).

1.23 “Royalty Term” shall mean with respect to a given Product in a given country, the later of:

1.23.1 ten (10) years from the First Commercial Sale of the first Product in such country, and

1.23.2 the later of (a) expiration of the last to expire Valid Claim in such country of the Assigned Patent Rights covering such Product, and (b) expiration of any Regulatory Exclusivity with respect to such Product in such country.

1.24 “Surface Field” shall mean all fields of use other than the Imprimis Field.

1.25 “Technology” shall mean, collectively, the Product together with all methods of manufacture or use thereof.

1.26 “Third Party” shall mean any Person other than Imprimis, Surface or their respective Affiliates.

1.27 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Assigned Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Assigned Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Surface hereby purchases from Imprimis, and Imprimis hereby sells, conveys, transfers and assigns to Surface, on the Effective Date, all of Imprimis’ right, title and interest in and to the Assets. To the extent necessary to comply with applicable privacy laws, Imprimis shall have the right to redact patient identifying information from any data or information transferred to Surface.

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2.2 No Assumption of Liabilities. Surface shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Imprimis which relate to Imprimis’ ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Imprimis shall remain responsible for such liabilities.

2.3 Transfer Documents. The sale, conveyance, transfer and assignment of the Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Surface evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

3. License Grants.

3.1 License to Surface.

3.1.1 Subject to the terms and conditions of this Agreement, Imprimis hereby grants to Surface a non-exclusive non-transferable (except in connection with a permitted assignment of this Agreement), worldwide (sub)license under the Licensed Patent Rights and Licensed Know-How Rights to develop, make, have made, use, offer for sale, sell, and import (a) Products in the Surface Field, and (b) any other product(s) in a topical eyedrop formulation, that (i) would infringe the Licensed Patent Rights (if such Licensed Patent Rights were not licensed to Surface), and (ii) contain one or more additional active ingredients not claimed in the Licensed Patent Rights (including without limitation mycophenolic acid, cyclosporine, betamethasone, albumin, plasma, platelet rich plasma, serum or derivatives or analogs thereof), in each case solely in the Surface Field.

3.1.2 Surface shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates for the purpose of developing, manufacturing, seeking regulatory approval for, or commercializing any products described in 3.1.1(a) or (b) in the Surface Field. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement.

3.1.3 The licenses granted to Surface pursuant to Section 3.1.1 above shall be perpetual and irrevocable, provided that it is understood and acknowledged that with respect to the Licensed Patent Rights and Licensed Know-How licensed to Imprimis under the Lindstrom License Agreement, Imprimis’ ability to maintain the license granted to Surface under Section 3.1.1 with respect to such Licensed Patent Rights and Licensed Know-How is contingent upon Imprimis’ continued maintenance of the Lindstrom License Agreement in full force and effect. Accordingly, Imprimis agrees that it will use its best efforts to maintain in full force and effect the Lindstrom License Agreement. Without limiting the foregoing, Imprimis covenants that during the term of this Agreement, Imprimis shall not (a) amend or otherwise modify or permit to be amended or modified the Lindstrom License Agreement, in each case in a manner that would encumber or diminish the rights granted to Surface hereunder, or (b) grant to any Third Party any rights under the Lindstrom License Agreement that would conflict with or otherwise diminish the rights granted to Surface hereunder.

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3.2 Grantback Licenses

3.2.1 Subject to the terms and conditions of this Agreement, Surface hereby grants to Imprimis a non-exclusive, irrevocable, perpetual, non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under:

(a) the Assigned Patent Rights for purposes of making, using, selling, offering for sale and importing Products in the Imprimis Field (subject to the limitations contained in Section 6.2.3) and

(b) the Product Supported Patent Rights Controlled by Surface (i) in the Imprimis Field (subject to the limitations contained in Section 6.2.3), and (ii) for purposes of making, using, selling, offering for sale and importing non-combination medical device cleared under Section 510(k) of the Federal Food, Drug & Cosmetic Act. For clarity, the license granted pursuant to subsection (ii) expressly excludes the right to make, use, sell, offer for sale or import the products described in 3.1.1(a) or (b).

3.2.2 Subject to the terms and conditions of this Agreement, Imprimis hereby grants to Surface a non-exclusive, irrevocable, perpetual, non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under the Product Supported Patent Rights Controlled by Imprimis solely for purposes of making, using, selling, offering for sale and importing products described in 3.1.1(a) or (b) in the Surface Field.

3.2.3 Imprimis shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates under the license granted to pursuant to Section 3.2.1. Surface shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates under the license granted to pursuant to Section 3.2.2.

3.3 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel, or otherwise.

4. Representations and Warranties.

4.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

4.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

4.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

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4.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

4.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

4.2 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 4.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ASSETS, LICENSED PATENT RIGHTS, LICENSED KNOW-HOW RIGHTS, OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE ASSETS, LICENSED PATENT RIGHTS, AND LICENSED KNOW-HOW RIGHTS ARE PROVIDED “AS IS.”

5. Financial Terms.

5.1 Milestone Payment. Within thirty (30) days following the first Patent Issuance, Surface shall give written notice to Imprimis and shall pay to Imprimis a non-refundable and noncreditable payment of fifty thousand dollars ($50,000).

5.2 Lindstrom Royalties. In connection with the execution of this Agreement, Surface has entered into a written agreement (“Royalty Agreement”) with Richard L. Lindstrom, an individual, pursuant to which Surface shall pay to Richard L. Lindstrom, on a Product-by-Product basis, three percent (3%) of Net Sales on terms and conditions set forth therein. A copy of the Royalty Agreement is attached hereto as Schedule C.

5.3 Net Receipts Payments.

5.3.1 Net Receipts Payment Amounts.

(a) Payment Amount. Subject to the provisions in this Section 5.3.1, on a Product-by-Product and country-by-country basis, Surface shall pay to Imprimis, on a quarterly basis for the duration of the Royalty Term, four percent (4%) of Net Receipts (the “Payment Amount”); provided, however, if, the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim (if such Valid Claim were in an issued patent and not owned by or licensed to Surface) and is not subject to Regulatory Exclusivity, then the applicable Payment Amount with respect to such Product in such country shall be reduced by one-half (½).

(b) Third Party Royalties. If Surface, its Affiliate or its or their respective Licensee is required to pay a Third Party (other than Richard L. Lindstrom) amounts with respect to a Product under agreements for patent rights or other technologies which Surface, its Affiliate or its or their respective Licensee determines are necessary or desirable to license or acquire with respect to such Product, Surface may deduct such amount owing to such Third Parties (prior to any reductions) from the royalty owing to Imprimis pursuant to Section 5.3.1(a) above. Notwithstanding the foregoing provisions of this Section 5.3.1(b), in no event shall the royalties due to Imprimis pursuant to Section 5.3.1(a) above be so reduced to less than fifty percent (50%) of the amount that would otherwise be due Imprimis thereunder.

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(c) Discounts. If Surface, its Affiliates, or its or their respective Licensees sells the Product to a Third Party who also purchases other products or services from Surface, its Affiliates, or its or their respective Licensees, and Surface, its Affiliates, or its or their respective Licensees discounts the purchase price of the Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Net Sales for the sale of the Product to such Third Party shall equal the arm’s length price that Third Parties would generally pay for the Product alone when not purchasing any other product or service from Surface, its Licensees, or its or their respective Licensees. For purposes of this provision, “discounting” includes establishing the list price at a lower-than-normal level.

(d) Incentives. If Surface, its Affiliates, or its or their respective Licensees sells the Product to a Third Party who also purchases other products or services from Surface, its Affiliates, or its or their respective Licensees during the same period pursuant to a pharmacy, performance or other incentive program, a disease management or similar program, or any other discount, chargeback or credit program for products or services purchased, then for purposes of calculating Net Sales of the Product hereunder for such period, all discounts, chargebacks, credits and the like for such Third Party shall be allocated in proportion to the respective list prices of all products or services sold to such Third Party during such period.

5.3.2 Reports and Net Receipts Payments. Within sixty (60) days after the end of each calendar quarter, Surface shall deliver to Imprimis a report setting forth for such calendar quarter (a) the calculation of the applicable Payment Amount; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Surface shall remit the total payments due for the sale of Products during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.4 Payment Provisions.

5.4.1 Payment Method. All payments by Surface to Imprimis hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Imprimis to Surface.

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5.4.2 Payment Terms. The Payment Amount shown to have accrued by each report provided for under Section 5.3.2 shall be due on the date such report is due. Payment of Payment Amount in whole or in part may be made in advance of such due date.

5.4.3 Withholding Taxes. Surface shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Surface, its Affiliates, or its or their respective Licensees, or any taxes required to be withheld by Surface, its Affiliates, or its or their respective Licensees, to the extent Surface, its Affiliates, or its or their respective Licensees pay to the appropriate governmental authority on behalf of Imprimis such taxes, levies or charges. Surface shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Imprimis by Surface, its Affiliates, or its or their respective Licensees. Surface promptly shall deliver to Imprimis proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.5 Audits. Upon the written request of Imprimis and not more than once in each calendar year, Surface shall permit an independent certified public accounting firm selected by Imprimis and reasonably acceptable to Surface, at Imprimis’ expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the Payment Amount reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Surface shall pay such additional amounts within thirty (30) days after the date Imprimis delivers to Surface such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Imprimis; provided, however, if the audit discloses that the Payment Amount payable by Surface for such period are more than one hundred five percent (105%) of the Payment Amount actually paid for such period, then Surface shall pay the fees and expenses charged by such accounting firm. Imprimis shall cause its accounting firm to retain all financial information subject to review under this Section 5.5 in strict confidence. Imprimis shall treat all such financial information as Surface’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.5.

6. Post-Effective Date Covenants.

6.1 Surface Diligence.

6.1.1 Surface shall use commercially reasonable efforts (whether alone or with or through its Licensees and its or their respective Affiliates) to research, develop and commercialize Products.

6.1.2 Surface shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of Imprimis.

6.2 Imprimis Covenants.

6.2.1 Within thirty (30) days after the Effective Date, Imprimis shall transfer to Surface all tangible embodiments of the Technology in the possession and control of Imprimis.

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6.2.2 Imprimis shall provide cooperation reasonably requested by Surface in connection with Surface’s efforts to establish, perfect, defend, or enforce its rights in or to the Assets (including without limitation the Assigned Patent Rights). Such cooperation shall include, without limitation, (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Surface and executing and delivering all such further documents and instruments, in each case as reasonably requested by Surface regarding the Assets (including without limitation the Assigned Patent Rights).

6.2.3 Notwithstanding anything in this Agreement to the contrary, for the period commencing on the date thirty (30) days after the First Commercial Sale of a Product and continuing until such time as Surface, its Affiliates and its or their respective Licensees (or their successors) cease for at least twenty-four (24) months all bona fide development or commercialization of such Product, Imprimis shall refrain from compounding pharmaceutical products containing the same active ingredient as contained in such Product (or if there is more than one active ingredient contained in a given Product, then the same combination of active ingredients as is contained in such Product) in the Surface Field; provided however, within 30 days of the filing of an IND for a drug candidate containing mycophenolic acid or betamethasone, Surface shall retain the right to demand Imprimis cease production and selling of any topical eye drop products containing mycophenolic acid or betamethasone, and Imprimis shall comply with such demand within 90 days thereafter.

7. Indemnification.

7.1 Indemnification of Surface. Subject to the provisions of this Section 7, Imprimis shall indemnify, defend and hold harmless Surface, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Surface Indemnitees”), from and against any and all losses, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party (collectively, “Losses”) incurred or suffered by an Surface Indemnitee to the extent arising out of:

7.1.1 any breach of the representations and warranties of Imprimis set forth in this Agreement;

7.1.2 any breach of any covenant or agreement of Imprimis set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.1.3 the ownership or exploitation of the Assets prior to the Effective Date or any liability or obligation whatsoever of Imprimis; and

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7.1.4 the development, manufacture, use, or sale of any product described in 3.1.1(a) or (b) solely by Imprimis, its Affiliates or their respective Licensees or the use of any such product by their customers.

7.2 Indemnification of Imprimis. Subject to the provisions of this Section 7, Surface shall indemnify and hold harmless Imprimis, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Imprimis Indemnitees”), from and against any and all Losses incurred or suffered by an Imprimis Indemnitee to the extent arising out of:

7.2.1 any breach of the representations and warranties of Surface set forth in this Agreement;

7.2.2 any breach of any covenant or agreement of Surface set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3 the ownership or exploitation of the Assets after the Effective Date (other than the exploitation of the Assigned Patent Rights and Product Supported Patent Rights by Imprimis subject to its grantback license) or the manufacture, use, or sale of any product described in 3.1.1(a) or (b) solely by Surface, its Affiliates or their respective Licensees or the use of any such product by their customers.

7.3 Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8. Confidentiality.

8.1 Confidential Information. Following the Effective Date and for a period of five (5) years after the expiration of the last Valid Claim, except as otherwise provided in this Section 8, each party shall maintain in confidence the Confidential Information of the other party except as expressly permitted herein, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure by a party is authorized by this Agreement, prior to disclosure, such party shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

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8.2 Terms of this Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted sublicense under this Agreement, or (iv) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8.3 Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that a party is required (a) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment.

8.4 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9. Miscellaneous.

9.1 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.1 shall be void.

9.2 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

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9.3 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.4 Entire Agreement; Amendment. This Agreement, together with the Schedules hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

9.5 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

9.6 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Imprimis:	Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Chief Executive Officer

If to Surface:	Surface Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Executive Director

9.7 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

***SIGNATURE PAGE FOLLOWS***

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SIGNATURE PAGE

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Agreement as of the date below.

IMPRIMIS			SURFACE

Imprimis Pharmaceuticals, Inc.			Surface Pharmaceuticals, Inc.

	/s/ Mark L. Baum		/s/ Andrew R. Boll
By:	Mark L. Baum	By:	Andrew R. Boll
Its:	Chief Executive Officer	Its:	Executive Director

Date: 4/10/2018		Date: 4/10/2018

[Signature Page to Amended and Restated Asset Purchase and License Agreement]

SCHEDULE A

Assigned Patent Rights

SUMMARY	TITLE	INVENTOR	MATTER TYPE	COUNTRY	STATUS	APPLICATION #	DATE FILED
Composition for treating dry eye etc.	Ophthalmic pharmaceutical compositions and…	Saadeh	Provisional	U.S.	Pending	USSN 62/562,809	September 25, 2017

SCHEDULE B

Licensed Patent Rights

TITLE	INVENTOR	MATTER TYPE	COUNTRY	STATUS	PATENT #	DATE FILED	DATE ISSUED
OPHTHALMIC COMPOSITIONS INCLUDING LUBRICANT, DETURGESCENT AGENT, AND GLYCOSAMINOGLYCAN AND METHODS OF USING THE SAME	Richard L. Lindstrom	Utility	USA	Issued	7,820,639	September 30, 2005	October 26, 2010
OPHTHALMIC COMPOSITIONS INCLUDING LUBRICANT, DETURGESCENT AGENT, AND GLYCOSAMINOGLYCAN AND METHODS OF USING THE SAME	Richard L. Lindstrom	Utility	USA	Issued	8,551,974	June 11, 2010	October 8, 2013

SCHEDULE C

Royalty Agreement